Exhibit 10.1

US$650,000,000

CREDIT AGREEMENT

Dated as of October 23, 2013

among

NEWS CORPORATION,

as Borrower,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

JPMORGAN CHASE BANK, N.A.

and

CITIBANK, N.A.,

as Co-Administrative Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Designated Agent,

and

COMMONWEALTH BANK OF AUSTRALIA,

as Syndication Agent,

and

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.

and

COMMONWEALTH BANK OF AUSTRALIA,

as Joint Lead Arrangers and Joint Bookrunners

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		Page
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Loan Parties	48

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01.	Affirmative Covenants	50
SECTION 5.02.	Negative Covenants	54
SECTION 5.03.	Financial Covenant	57

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	57
SECTION 6.02.	Actions in Respect of the Letters of Credit upon Default	59

ARTICLE VII

THE DESIGNATED AGENT

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.	Amendments, Etc.	62
SECTION 8.02.	Notices, Etc.	62
SECTION 8.03.	No Waiver; Remedies	64
SECTION 8.04.	Costs and Expenses	64
SECTION 8.05.	Right of Setoff	66
SECTION 8.06.	Binding Effect	66
SECTION 8.07.	Assignments and Participations	66
SECTION 8.08.	Confidentiality	70
SECTION 8.09.	Governing Law	70
SECTION 8.10.	Execution in Counterparts	70
SECTION 8.11.	Jurisdiction, Etc.	71
SECTION 8.12.	No Liability of the Issuing Banks	71
SECTION 8.13.	Judgment	72
SECTION 8.14.	Patriot Act	72
SECTION 8.15.	Release of Subsidiary Guarantors	72
SECTION 8.16.	Indemnification by Lenders	72
SECTION 8.17.	No Fiduciary Duties	73
SECTION 8.18.	Waiver of Jury Trial	73

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Page
Schedules

Schedule I	—	Commitments
Schedule II	—	Designated Agent’s Office
Schedule 4.01(m)	—	Anti-Corruption Laws
Schedule 5.01(h)	—	Existing Transactions with Affiliates
Schedule 5.02(a)	—	Existing Liens
Schedule 5.02(e)	—	Existing Debt

Exhibits

Exhibit A	—	Form of Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Assumption
Exhibit D	—	Form of Non-Bank Tax Certificate

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CREDIT AGREEMENT

Dated as of October 23, 2013

NEWS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined herein), the initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A. (“JPMCB”) and CITIBANK, N.A., as co-administrative agents, and JPMCB as Designated Agent (the “Designated Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Operating Income” means, for any period, without duplication, Consolidated Operating Income plus Consolidated depreciation expense plus Consolidated amortization expense, plus all Cash Distributions other than from Subsidiaries plus, to the extent included in Consolidated Operating Income, any non-cash impairments or write-offs of depreciable or amortizable assets relating to property, plant, equipment or intangible assets or impairments or write-offs of goodwill, in each case as determined with respect to the Borrower and its Subsidiaries in accordance with GAAP for such period plus, to the extent included in Consolidated Operating Income, (i) non-cash restructuring expenses and charges (except to the extent representing an accrual for a future cash expenditure) and (ii) other restructuring expenses and charges not to exceed, in the aggregate pursuant to this subclause (ii), the lesser of $100,000,000 and 10% of Adjusted Operating Income in any Rolling Period plus any non-cash costs or expenses incurred by the Borrower or its Subsidiaries pursuant to any management equity plan or stock option plan, plus expenses and charges in connection with the U.K. Newspaper Matters (as described in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013) incurred (i) on or prior to June 30, 2013, or (ii) after June 30, 2013, in an amount not to exceed $300,000,000 in the aggregate. For purposes of calculating Adjusted Operating Income for any Rolling Period in connection with the determination of compliance with Section 5.03(a), if during such Rolling Period any member of the Reporting Group shall have made a Material Acquisition or a Material Disposition, Adjusted Operating Income for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Rolling Period.

“Adjusted Operating Income Leverage Ratio” has the meaning specified in Section 5.03(a).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Designated Agent.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided that any Person that would be an Affiliate solely by reason of the fact that a director or officer of such Person is also a director or officer of a member of the Reporting Group shall be deemed not to be an Affiliate for purposes of this definition. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means any of the Syndication Agent, the Co-Administrative Agents and the Designated Agent and “Agents” means any two or more of the foregoing, as the context may require.

“Agreement” means this Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.01.

“Alternative Currency” means each of Euro, Sterling, Australian Dollars, Canadian Dollars, and each other currency as shall be agreed from time to time among the Designated Agent, each Lender, each applicable Issuing Bank and the Borrower.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance denominated in Dollars and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance or a Base Rate Advance denominated in Canadian Dollars, any of which office may be changed by such Lender by prior written notice to the Designated Agent.

“Applicable Margin” means as of any date, a percentage per annum set forth in the table below determined by the Adjusted Operating Income Leverage Ratio as set forth in the most recent Compliance Certificate received by the Designated Agent pursuant to Section 5.01(i); provided that Pricing Level I as set forth below shall apply until delivery by the Borrower to the Designated Agent of the Compliance Certificate for the first fiscal quarter completed after the Effective Date pursuant to Section 5.01(i):

Pricing Level	Adjusted Operating Income Leverage Ratio	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances	Commitment Fees
I	< 1.0x	1.50%	0.50%	0.25%
II	≥ 1.0x and < 2.0x	1.75%	0.75%	0.30%
III	≥ 2.0x and < 2.5x	2.00%	1.00%	0.375%
IV	≥ 2.5x	2.25%	1.25%	0.50%

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Adjusted Operating Income Leverage Ratio set forth in any Compliance Certificate delivered to the Designated Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Adjusted Operating Income Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Adjusted Operating Income Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Section 2.04 and Section 2.07 as a result of the miscalculation of the Adjusted Operating Income Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.04 and Section 2.07, as applicable, at the time the interest or fees for such period were required to be paid pursuant to such Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.07(b), in accordance with the terms of this Agreement).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Designated Agent, in substantially the form of Exhibit C or any other form approved by the Designated Agent.

“Assuming Lender” has the meaning specified in Section 2.18(b).

“Assumption Agreement” has the meaning specified in Section 2.18(c)(ii).

“Attributable Debt” means, at any time, in connection with any sale and leaseback transaction, the product of (i) the net proceeds from such sale and leaseback transaction times (ii) a fraction, the numerator of which is the number of days of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such calculation and the denominator of which is the number of days of the term of such lease measured from the first day of such term.

“AUD Screen Rate” means, with respect to any Interest Period, the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for AUD bills of exchange with a tenor equal in length to such Interest Period, as displayed on page BBSY of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Designated Agent from time to time in its reasonable discretion.

“AUD Bank Bill Reference Rate” means for any Advances in AUD, the AUD Screen Rate.

“Australia” means the Commonwealth of Australia.

“Australian Corporations Law” means the Corporations Act 2001 of Australia, as it may be amended from time to time.

“Australian Dollar”, “AUD” and “A$” means the lawful currency of Australia.

“Available Amount” of any Letter of Credit means, at any time, the maximum Dollar Equivalent amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Documents, provides for one or more automatic increases in the stated amount thereof, the Available Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“BAFT-IFSA” has the meaning specified in Section 2.03(f).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to:

(a) with respect to Advances denominated in Dollars, the highest of:

(i) the rate of interest announced publicly by JPMCB in New York, New York, from time to time, as JPMCB’s prime rate;

(ii)  1⁄2 of one percent per annum above the Federal Funds Rate; or

(iii) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the applicable rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day; and

(b) with respect to Advances denominated in Canadian Dollars, the highest of:

(i) the Canadian Base Rate; and

(ii) the CDOR Rate for a one month Interest Period on such date (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%.

“Base Rate Advance” means an Advance that bears interest at a rate based on the Base Rate.

“Borrower” has the meaning specified in the preamble.

“Borrower Information” has the meaning specified in Section 8.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same currency and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or 2.03.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, $10,000,000, (b) in the case of a Borrowing denominated in Euro, €10,000,000, (c) in the case of a Borrowing denominated in Sterling, £10,000,000, (d) in the case of a Borrowing denominated in Australian Dollars, AUD$10,000,000 and (f) in the case of a Borrowing denominated in Canadian Dollars, C$10,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, (d) in the case of a Borrowing denominated in Australian Dollars, AUD$1,000,000 and (f) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurodollar Rate Advance for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency and, if the Borrowings or Letters of Credit which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Canadian Base Rate” means the rate determined by the Designated Agent as the rate displayed at or about 10:30 a.m. (Local Time) on display page CAPRIME of the Reuters Screen as the prime rate for loans denominated in Canadian Dollars by Canadian banks to borrowers in Canada; provided, however, that, in the event that such rate does not appear on the Reuters Screen on such day or if the basis of calculation of such rate is changed after the date hereof and, in the reasonable judgment of the Designated Agent, such rate ceases to reflect each Lender’s cost of funding to the same extent as on the date hereof, then the “Canadian Base Rate” shall be the average of the floating rate of interest per annum established (or commercially known) as “prime rate” for loans denominated in Canadian Dollars on such day by three major Canadian banks selected by the Designated Agent.

“Canadian Dollars”, “CAD” and “C$” means the lawful currency of Canada.

“Capitalized Leases” has the meaning specified in clause (e) of the definition of “Debt”.

“Cash Distributions” means, (i) all dividends, all purchases, redemptions, retirements, defeasances or other acquisitions of any capital stock or shares or any warrants, rights or options to acquire such capital stock or shares, in each case to the extent paid in cash by or on behalf of the issuer thereof to one or more members of the Reporting Group and the issuer thereof is an Affiliate (other than any member of the Reporting Group) of the Borrower in which a member of the Reporting Group has an equity investment, (ii) all returns of capital to stockholders or shareholders as such and all returns in respect of loan stock or any similar Investment, in each case to the extent paid in cash to one or more members of the Reporting Group by any Affiliate (other than any member of the Reporting Group) of the Borrower in which a member of the Reporting Group has an equity investment and (iii) all interest on any loan stock or any similar Investment, in each case to the extent paid in cash to one or more members of the Reporting Group by any Affiliate (other than any member of the Reporting Group) of the Borrower in which a member of the Reporting Group has an equity investment.

“CDOR Rate” means for any Advances in CAD, the CDOR Screen Rate.

“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for Canadian Dollar bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal in length to such Interest Period, as displayed on CDOR page of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Designated Agent in its reasonable discretion.

“Change of Control” means (i) the direct or indirect ownership, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, of more than the greater of (x) thirty-five percent (35%) of the then outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Borrower (irrespective of whether at the time capital stock of any other class or classes of the Borrower shall or might have voting power upon the occurrence of any contingency), or (y) the percentage of the then outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Borrower (irrespective of whether at the time capital stock of any other class or classes of the Borrower shall or might have voting power upon the occurrence of any contingency) owned on such date, directly or indirectly, beneficially by the Permitted Holders or (ii) during any period of twelve (12) consecutive months, the board of directors, managers or other governing body of the Borrower shall not consist of a majority of the Continuing Directors.

“COF Rate” means, with respect to any Eurodollar Rate Advance denominated in an Alternative Currency, the rate equal to the cost to each Lender to fund its pro rata share of such Eurodollar Rate Advance (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion).

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Communications” has the meaning specified in Section 8.02(d).

“Compliance Certificate” means a certificate executed by the chief financial officer, the deputy chief financial officer or the treasurer of the Borrower delivered with financial statements in accordance with Section 5.01(i)(ii) and (iii) (a) stating that no Default has occurred and is continuing and (b) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and (c) in the event of any change in generally accepted accounting principles used in the preparation of the financial statements delivered with such Compliance Certificate, and if necessary for determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP.

“Consenting Lender” has the meaning specified in Section 2.19(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period determined in accordance with GAAP, adjusted to exclude (to the extent same would otherwise be included in the calculation above) the amortization of any deferred financing costs and original issue discount for such period, expenses paid in connection with the transactions contemplated by this Agreement on the Effective Date, non-cash interest or deferred financing costs or penalties or interest related to taxes.

“Consolidated Operating Income” means, for any period, Consolidated total revenue after deducting Consolidated operating expense, Consolidated selling, general and administrative expense, Consolidated depreciation expense, Consolidated amortization expense, and impairment and restructuring charges for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Constitutive Documents” means, as to any Person, such Person’s certificate of incorporation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, joint venture or shareholders’ agreement or equivalent documents constituting such Person.

“Content” means all print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created.

“Continuing Directors” means the directors, managers or equivalent body of the Borrower on the Effective Date and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, managers or other governing body of the Borrower is recommended by a majority of the then Continuing Directors.

“Controlled Affiliate” means an Affiliate as to which the Borrower possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Affiliate, whether through the ability to exercise voting power, by contract or otherwise.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP (other than (i) payables incurred in the ordinary course of business, (ii) royalties, (iii) Programming Liabilities and (iv) any purchase price or earn-out incurred in connection with an acquisition until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all Obligations of such Person evidenced by notes, bonds (other than performance and similar bonds), debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal component of the Obligations of such Person as lessee under leases that are, in accordance with GAAP, required to be accounted as capital leases on the balance sheet of such Person (“Capitalized Leases”; provided that any lease that was or would have been treated as an operating lease under GAAP as in effect on the Effective Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement), (f) all Obligations, contingent or otherwise, of such Person under banker acceptance, letter of credit, note purchase facility or other discounting arrangement or similar facilities (other than any letter of credit in support of (i) trade payables incurred in the ordinary course of business with an expiration date of not more than 180 days from the date of issuance thereof, (ii) royalties and (iii) Programming Liabilities), (g) all Debt of others referred to in clauses (a) through (f) above guaranteed by such Person (each, a “Debt Guaranty”), provided that, for purposes of this Agreement the Debt of such Person shall be equal to the obligations of such Person under the applicable Debt Guaranty as and to the extent that there is a demand for payment under such Debt Guaranty, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, valued at the lesser of the amount of such Debt and the fair market value of such property. Notwithstanding anything stated herein to the contrary, for the purposes of this Agreement the following shall not constitute “Debt”: (A) any Obligation owed between members of the Reporting Group, (B) any Obligation which is payable (i) by its terms in common equity securities or (ii) at the option of the Borrower or other member of the Reporting Group in common equity securities of the Borrower; provided that, during a Default and at the direction of the Designated Agent, the Borrower or member of the Reporting Group shall make such election to pay in common equity securities, (C) preferred limited liability membership interests (or equivalent interests) held by a third party, the proceeds of which are used to fund Content financing and (D) the redeemable preferred stock described in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

“Debt Guaranty” has the meaning specified in clause (g) of the definition of “Debt”.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means at any time, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Designated Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Designated Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Designated Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Designated Agent or the Borrower, to confirm in writing to the Designated Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Designated Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Designated Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Designated Agent” has the meaning set forth in the preamble hereto.

“Designated Agent Parties” has the meaning specified in Section 8.02(d).

“Designated Agent’s Account” means the account as may be notified by the Designated Agent to the Borrower and the Lenders from time to time.

“Designated Agent’s Office” means the office identified on Schedule II or such other office as may be notified by the Designated Agent to the Borrower and the Lenders from time to time.

“Dollar Equivalent” means, (x) with respect to Dollars, the Dollar amount thereof, and (y) with respect to any currency other than Dollars on any date, the amount of Dollars which could be purchased with the amount of such currency involved in such computation at the spot rate at which such currency may be exchanged into Dollars as set forth on such date on (i) the applicable Reuters pages, or (ii), if such rate is not set forth on such Reuters pages, on the applicable Telerate Service pages, or (iii) if such rate does not appear on such Reuters or Telerate Service pages, at the spot exchange rate therefor as determined by the Designated Agent, in each case as of 11:00 A.M. (London time, as applicable, or such other local time as the Designated Agent shall deem appropriate) on such date of determination thereof.

“Dollars”, “USD” and “US$” means the lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Designated Agent or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Designated Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Embargoed Person” has the meaning specified in Section 4.01(m).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Euro”, “€” and “EUR” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Designated Agent or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Designated Agent.

“Eurodollar Rate” means, with respect to (A) any Eurodollar Rate Advance in any LIBOR Quoted Currency and for any applicable Interest Period, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such currency and Interest Period and (B) any Eurodollar Rate Advance in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time and on the Quotation Day for such currency and Interest Period; provided, that, if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period, then the Eurodollar Rate for such currency and Interest Period shall be the Interpolated Rate.

“Eurodollar Rate Advance” means an Advance that bears interest at a rate based on the Eurodollar Rate.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Executive Order” has the meaning specified in Section 4.01(m).

“Existing Debt” has the meaning specified in Section 5.02(e)(i).

“Existing Liens” has the meaning specified in Section 5.02(a)(i).

“Extension Date” has the meaning specified in Section 2.19(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future United States Treasury Regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Bankruptcy Code” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Designated Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Assets Control Regulations” has the meaning specified in Section 4.01(m).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of any jurisdiction within the United States.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” means all Obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“ICC” has the meaning specified in Section 2.03(f).

“Impacted Interest Period” means, with respect to a LIBOR Screen Rate or a Local Screen Rate, as applicable, an Interest Period which shall not be available at the applicable time.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Costs” has the meaning specified in Section 8.16(a).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information Memorandum” means the information memorandum dated September 18, 2013 used in connection with the syndication of the Commitments.

“Initial Issuing Banks” has the meaning specified in the preamble.

“Interest Coverage Ratio” shall mean, for any Rolling Period, the ratio of (a) Consolidated Adjusted Operating Income of the Borrower for such period to (b) Consolidated Interest Expense of the Borrower for such Rolling Period.

“Interest Period” means with respect to any Eurodollar Rate Advance (a) in a LIBOR Quoted Currency or CAD, the period commencing on the date of such Eurodollar Rate Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect, and (b) with respect to any Eurodollar Rate Advance in AUD, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Advance only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Rate Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rates) determined by the Designated Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Designated Agent from such service as the Designated Agent may select.

“Investment” in any Person means any loans or advances to such Person, any purchase or other acquisition of a business or assets of such Person as a going concern or of any capital stock or shares, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other similar investment in such Person, including, without limitation (but without duplication), any arrangement pursuant to which the investor issues any Debt Guaranty or incurs any Debt of the type referred to in clause (i) of the definition of Debt in respect of such Person, but excluding (a) any Negative Pickup Arrangement and (b) advances made to suppliers in respect of assets purchased or services contracted for in the ordinary course of business or made to providers, customers or individuals constituting the “talent” of such Person made in the ordinary course of business, or the acquisition of receivables owing to any member of the Reporting Group from the making of advances to, suppliers, producers, customers and individuals constituting the “talent” of such Person, in each case to the extent that such advance or acquisition is made (A) in the ordinary course of business of such Person and is consistent with the commercial practices of such Person prior to the date hereof or (B) is consistent with commercially reasonable practices at such time and is payable or dischargeable in accordance with customary terms.

“ISP” has the meaning specified in Section 2.03(f).

“Issuing Bank” means an Initial Issuing Bank, any Lender satisfactory to the Designated Agent and the Borrower appointed as such, so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Designated Agent of its Applicable Lending Office (which information shall be recorded by the Designated Agent in the Register), for so long as such Initial Issuing Bank or Lender, as the case may be, shall have a Letter of Credit Commitment.

“JPMCB” has the meaning specified in the preamble.

“L/C Cash Collateral Account” means an interest bearing cash collateral account for the benefit of the Borrower to be established and maintained by the Designated Agent, over which the Designated Agent shall have sole dominion and control, upon terms as may be satisfactory to the Designated Agent.

“L/C Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Advances made in accordance with Section 2.03 that have not been funded by the Lenders and, in the case of any Letters of Credit denominated in an Alternative Currency, shall be the Dollar Equivalent of such amount, determined as of the third Business Day prior to such date. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means collectively, the banks, financial institutions and other institutional lenders listed on Schedule I hereto, each Issuing Bank, each Assuming Lender that shall become a party hereto as a Lender pursuant to Section 2.18 or 2.19 and each Eligible Assignee hereto as a Lender pursuant to Section 8.07.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or in the applicable notice designating such Issuing Bank as such.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) US$100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Minimum” means (a) in the case of a Letter of Credit denominated in Dollars, $2,000,000, (b) in the case of a Letter of Credit denominated in Euro, €2,000,000, (c) in the case of a Letter of Credit denominated in Sterling, £2,000,000, (d) in the case of a Letter of Credit denominated in Australian Dollars, AUD$2,000,000 and (f) in the case of a Letter of Credit denominated in Canadian Dollars, C$2,000,000.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“LIBOR Quoted Currency” means USD, EUR and GBP and each other currency that is approved by the Lenders as a quoted currency in accordance with the definition of “Alternative Currency”.

“LIBOR Screen Rate” means the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Designated Agent from time to time in its reasonable discretion; provided, that, if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended as a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Document” means this Agreement, the Notes and the other L/C Related Documents.

“Loan Parties” means the collective reference to the Borrower and the Subsidiary Guarantors.

“Local Screen Rates” means the AUD Screen Rate and the CDOR Screen Rate; provided that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Local Time” means (a) local time in New York City, with respect to the times for (i) the determination of “Dollar Equivalent” and (ii) the receipt and sending of notices by and to and the disbursement by or payment to the Designated Agent, any Issuing Bank or Lender with respect to Advances denominated in Dollars and Letters of Credit denominated in Dollars; (b) local time in London, England, with respect to the time for the receipt and sending of notices by and to the Designated Agent, any Issuing Bank or any Lender with respect to Advances and Letters of Credit denominated in Euro, Sterling or Australian Dollars; (c) local time in London, England, with respect to the disbursement by or payment to the Designated Agent or any Lender with respect to Advances denominated in Euro and Sterling and Letters of Credit denominated in Euro and Sterling; (d) local time in Sydney, Australia, with respect to the disbursement by or payment to the Designated Agent or any Lender with respect to Advances denominated in Australian Dollars and Letters of Credit denominated in Australian Dollars; (e) local time in Toronto, Canada with respect to the disbursement by or payment to the Designated Agent or any Lender with respect to Advances denominated in Canadian Dollars and Letters of Credit denominated in Canadian Dollars; (f) local time in such other jurisdiction as the Designated Agent may specify with respect to the disbursement by or payment to the Designated Agent or any Lender with respect to Advances denominated in any other Alternative Currency and Letters of Credit denominated in any other Alternative Currency; and (g) in all other circumstances, New York, New York time.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Acquisition” means any acquisition of assets or series of related acquisitions of assets (including by way of merger) which (a) constitutes assets comprising that portion of the common stock or other equity interests of, or all or a substantial part of the assets of, any Person which results in such Person becoming a Consolidated Subsidiary of the Borrower, or a business unit or division of, any Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of 5% of Consolidated Tangible Assets of the Reporting Group (determined as of the most current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable).

“Material Adverse Change” means any material adverse change in the business, operations, financial condition or properties of the Reporting Group taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or properties of the Reporting Group taken as a whole, (b) the rights and remedies of the Designated Agent or the Lenders, taken as a whole, under this Agreement or (c) the ability of the Borrower to perform its payment Obligations under this Agreement.

“Material Disposition” means any sale, lease, assignment, conveyance, transfer or other disposition (a “Disposition”) of property or series of related Dispositions of property which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of 5% of Consolidated Tangible Assets of the Reporting Group (determined as of the most current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001 (a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(5) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pickup Arrangements” means arrangements entered into in the ordinary course of business for the production and/or acquisition of some or all of the rights to Content.

“Non-Consenting Lender” has the meaning specified in Section 2.19(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Quoted Currency” means each of AUD and CAD and each other currency that is approved by the Lenders as a non-quoted currency in accordance with the definition of “Alternative Currency”.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(b).

“Notice of Termination” has the meaning specified in Section 2.01(b).

“Obligation” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under this Agreement include the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and all other amounts payable by any Loan Party under this Agreement.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a former or present connection between such recipient and the jurisdiction imposing the Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“PATRIOT Act” has the meaning specified in Section 8.14.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Holders” means (x) K. Rupert Murdoch, his wife, parent or more remote forebear, child or more remote issue, or brother or sister or child or more remote issue of a brother or sister or any trusts established for the benefit of one or more of the foregoing; or (y) any Person directly or indirectly controlled by one or more of the members of the Murdoch Family described in clause (x) above.

“Permitted Liens” means any of the following: (a) any Lien that arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the Reporting Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Debt or arises otherwise than due to deferment of payment of purchase price); (b) Liens arising by operation of law and in the ordinary course of business, including Liens for Taxes that are either (i) not yet overdue or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP; (c) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (d) any Lien with respect to documents of title to any asset or over cash paid to purchase such asset, to the extent arising from the delivery thereof to any financial institution or firm of lawyers or title company to be held in escrow pursuant to any agreement or arrangement for the purchase or sale of such asset, provided that (i) such agreement or arrangement is not in respect of Debt described in clause (a) or (c) of the definition of Debt of any member of the Reporting Group, (ii) such documents of title are held in escrow only pending the satisfaction of conditions precedent to the purchase or sale of such asset and (iii) such agreement or arrangement and the related purchase or sale are not otherwise prohibited under this Agreement; (e) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (f) Liens to secure performance bonds incurred in the ordinary course of business; (g) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity that holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (h) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (i) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes, (j) any banker’s right of set off or combination of accounts conferred in the ordinary course of banking arrangements, (k) Liens consisting of pledges or deposits of cash or securities made to secure the performance of bids, trade contracts (other than for borrowed money), leases or subleases, statutory obligations, utilities, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business and (l) Liens consisting of pledges or deposits of cash or securities made to secure swaps and other derivatives entered into by the Borrower or its Subsidiaries to hedge against risk arising in the ordinary course of business in connection with transactions not prohibited under this Agreement (and not entered into for speculative purposes); provided that, in the case of clause (a) and (c) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning set forth in Section 8.02(d).

“Preferred Stock” means, with respect to any corporation, capital stock or shares issued by such corporation that is entitled to a preference or priority over any other capital stock or shares issued by such corporation upon any distribution of such corporation’s assets, whether by dividend or upon liquidation.

“Primary Currency” has the meaning specified in Section 8.13(b).

“Pro Rata Share” means, with respect to any Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Programming Liabilities” means all Obligations incurred in the ordinary course of business to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise exploit Content, other than any such Obligations for Debt described in clause (a) of the definition of Debt and Debt Guaranties of such Debt.

“Quotation Day” means, with respect to any Eurodollar Rate Advance for any Interest Period, (i) if the currency is GBP, AUD or CAD, the first day of such Interest Period, (ii) if the currency is EUR, two TARGET Days before the first day of such Interest Period, (iii) for any other currency, two Business Days prior to the commencement of such Interest Period the Business Day (unless, in each case, market practice differs in the relevant market where the Eurodollar Rate for such currency (other than Dollars) is to be determined, in which case the Quotation Day will be determined by the Designated Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days).

“Redeemable” means, with respect to any capital stock or shares, any such capital stock or shares that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder, provided that no such capital stock or shares shall be considered to be Redeemable, solely pursuant to clause (a) or (b) hereof if the issuer’s undertaking to redeem any such capital stock or shares may be satisfied in full, at its option, by the delivery to the holders thereof of ordinary shares of the Borrower.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reporting Group” means the Borrower and its Subsidiaries.

“Required Lenders” means at any time, after giving effect to Section 2.20(b), Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.

“Resigning Issuing Bank” has the meaning specified in Section 2.03(g).

“Responsible Officer” means any of the following Persons: the chief financial officer, chief executive officer, deputy chief financial officer, general counsel, the treasurer or assistant treasurer, or any other executive officer of the Borrower in respect of this Agreement.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Designated Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18. The aggregate amount of the Revolving Credit Commitments on the Effective Date is $650,000,000.

“Rolling Period” means, for any fiscal quarter, such fiscal quarter and the preceding three fiscal quarters. Any reference in Section 5.03 of this Agreement to a Rolling Period ending on any specified date shall be construed as a reference to the Rolling Period ending closest in time to such date.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Screen Rate” means the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, or any publicly available press releases of the Borrower or filings by the Borrower with the SEC prior to the Effective Date.

“Senior Debt” means all Debt of the Reporting Group that does not provide by its terms that it is subordinate in right of payment to the Obligations of the Loan Parties under this Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated June 28, 2013, between News Corporation (now known as Twenty-First Century Fox, Inc.) and the Borrower.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Special Purpose Vehicle” means a Person that is, or was, established: (a) with a separate legal identity and limited liability; (b) as a member of the Reporting Group; and (c) for the sole purpose of a single transaction, or series of related transactions, and that has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

“Specified Debt” means any indebtedness for borrowed money of any member of the Reporting Group in excess of $100,000,000 in the aggregate (but excluding ordinary course cash management obligations and indebtedness of any member of the Reporting Group to any other member of the Reporting Group).

“Specified Time” means (i) in relation to an Advance in AUD, as of 11:00 a.m., Sydney, Australia time; (ii) in relation to an Advance in CAD, as of 11:00 a.m. Toronto, Ontario time; and (iii) in relation to an Advance in a LIBOR Quoted Currency, as of 11:00 a.m., London time.

“Sterling”, “GBP” and “£” means the lawful currency of the United Kingdom.

“Subject Affiliate” has the meaning specified in Section 5.01(h).

“Subsidiary” of any Person means (a) any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) in relation to any Person that is, or becomes, subject to the Australian Corporations Law, (i) a “subsidiary” of such Person as defined in and for the purposes of the Australian Corporations Law, (ii) if such Person has appointed or is in a position to appoint one or more directors of another corporation and that director or those directors are in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a meeting of directors of that other corporation, such other corporation, and (iii) where the expression is used in this Agreement in connection with the content or preparation of consolidated financial statements (as defined in the Australian Corporations Law), any “Entity” (as defined in Section 64A of the Australian Corporations Law) that such Person is taken to control (as defined in Section 50AA of the Australian Corporations Law) and (c) in the case of a Person that is an English company, any other Person that is a “subsidiary” of such Person as defined pursuant to Section 736 of the English Companies Act 1985.

“Subsidiary Guarantor” has the meaning specified in Section 5.01(j).

“Subsidiary Guaranty” has the meaning specified in Section 5.01(j).

“Tangible Assets” of any Person is defined as, as of any date, the amount of total assets of such Person and its Subsidiaries on a Consolidated basis at such date less goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Designated Agent to be a suitable replacement) for the settlement of payments in euro.

“Tax” or “Taxes” has the meaning specified in Section 2.14(a).

“Tax Sharing Indemnification Agreement” means the Tax Sharing and Indemnification Agreement, dated June 28, 2013, between News Corporation (now known as Twenty-First Century Fox, Inc.) and the Borrower.

“Termination Date” means the earlier of (a) the five year anniversary of the Effective Date, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Trading With the Enemy Act” has the meaning specified in Section 4.01(m).

“Type” has the meaning specified in the definition of “Advance”.

“UCP” has the meaning specified in Section 2.03(f).

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, such Issuing Bank’s Letter of Credit Commitment minus the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“United States” has the meaning specified in Section 2.14(d).

“United States person” has the meaning specified in Section 2.14(d).

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the Dollar Equivalent of the aggregate principal amount of all outstanding Advances made by such Lender (in its capacity as a Lender), plus (ii) such Lender’s Pro Rata Share of the L/C Exposure at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States (such applicable accounting principles, “GAAP”) consistent with such principles in effect as of the Effective Date. In the event of any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Required Lenders, the Borrower, the Designated Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that the provisions of this Agreement shall not give effect to such amendment until the effective date of such amendment. “Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

SECTION 1.04. Currency Equivalents Generally.

(a) The Designated Agent shall determine the Dollar Equivalent of any Alternative Currency Letter of Credit as of each date (with such date to be reasonably determined by the Designated Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternative Currency Letter of Credit, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.04(a).

(b) The Designated Agent shall determine the Dollar Equivalent of any Borrowing denominated in any Alternative Currency as of each date that is two Business Days prior to such Borrowing, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.04(b).

(c) The Dollar Equivalent of any Advances made in accordance with Section 2.03 by any Issuing Bank in any Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in Section 2.03(c).

(d) The Designated Agent shall notify the Borrower, the applicable Lenders and the applicable Issuing Bank of each calculation of the Dollar Equivalent of each Alternative Currency Letter of Credit, Alternative Currency Borrowing and Alternative Currency Advance made in accordance with Section 2.03.

(e) Notwithstanding the foregoing, for purposes of determining compliance with Sections 5.02(a) and 5.02(e) with respect to any amount of Debt or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.04 shall otherwise apply to such Section.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit.

(a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars or any Alternative Currency to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount not to exceed at any time such Lender’s Unused Commitment. Each Borrowing shall be in an aggregate amount of the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit” and, collectively, “Letters of Credit”) in Dollars or any Alternative Currency for the account of the Borrower and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the final Termination Date in an aggregate Available Amount (based on the Dollar Equivalent thereof) (i) not exceeding at any time (x) for all Letters of Credit, the Letter of Credit Facility at such time and (y) for all Letters of Credit issued by each Issuing Bank, such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the aggregate Unused Commitments of the Lenders at such time. Each Letter of Credit shall be in an amount of the Letter of Credit Minimum or more. The Borrower shall be liable for all Obligations with respect to any Letter of Credit issued for the account of any of its Subsidiaries. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (x) the date that is one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Letter of Credit and the Designated Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Designated Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”) and (y) 5 Business Days prior to the final Termination Date; provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date; provided further, that the terms of each Letter of Credit that is automatically renewable annually shall (1) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination and (2) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Designated Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

SECTION 2.02. Making the Advances.

(a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. New York City time (or with respect to Borrowings denominated in Euro, Sterling or Australian Dollars, 9:00 A.M. London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Designated Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type and currency of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Designated Agent at the Designated Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Designated Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Designated Agent will make such funds available to the Borrower at the Designated Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the Dollar Equivalent amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than 15 separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Designated Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Designated Agent such Lender’s ratable portion of such Borrowing, the Designated Agent may assume that such Lender has made such portion available to the Designated Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Designated Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Designated Agent, such Lender and the Borrower severally agree to repay to the Designated Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Designated Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate or, in the case of Advances denominated in Alternative Currencies, other rates determined by the Designated Agent in accordance with rules governing interbank lending. If such Lender shall repay to the Designated Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement (and any interest paid by such Lender shall be paid to the Borrower for any period where the Borrower has made payments under this subsection).

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f) Subject to Section 2.08, (i) each Borrowing denominated in Sterling, Euros or Australian Dollars shall be comprised entirely of Eurodollar Rate Advances and (ii) each Borrowing denominated in Dollars or Canadian Dollars shall be comprised entirely of Base Rate or Eurodollar Rate Advances as the Borrower may request in accordance herewith. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. (i) Subject to clause (ii) below, each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (Local Time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Designated Agent, prompt notice thereof by telecopier. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) the amount and currency of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is reasonably acceptable to such Issuing Bank, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower (or its applicable Subsidiary) requesting such issuance at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; or

(B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally and to customers of the Issuing Bank generally; provided that, in the event the Issuing Bank can no longer issue any Letter of Credit, the Issuing Bank shall endeavor to provide sufficient notice thereof to the Borrower.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Designated Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower within one Business Day after the Borrower’s receipt of notice thereof, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 2.19 or Section 8.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall notify promptly the Borrower and the Designated Agent thereof. On the Business Day immediately following the Business Day on which the Borrower shall have received notice of any payment by an Issuing Bank under a Letter of Credit (such date of payment, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Designated Agent in the same currency as such drawing in an amount equal to such drawing. If the Borrower fails to so reimburse such Issuing Bank on the Honor Date (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then the payment by such Issuing Bank of such drawing shall constitute for all purposes of this Agreement the making by such Issuing Bank of an Advance, which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance denominated in such currency, in the amount of such drawing or, in the case of a Letter of Credit denominated in any Alternative Currency, shall be a Base Rate Advance in Dollars in the amount of the Dollar Equivalent of such drawing as of such date, provided that the Borrower shall indemnify the Designated Agent and the Lenders for any currency exchange losses sustained as a result of the Borrower’s repayment in Dollars of any Letter of Credit denominated in any Alternative Currency. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Borrower and the Designated Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Designated Agent, each Lender shall pay to the Designated Agent such Lender’s Pro Rata Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Designated Agent for the account of such Issuing Bank, by deposit to the Designated Agent’s Account, in same day funds in the applicable currency, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Promptly after receipt thereof, the Designated Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Pro Rata Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided, that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Designated Agent, such Lender agrees to pay to the Designated Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Designated Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Designated Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made in the applicable currency by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, such drawing shall, without duplication, accrue interest at the rate applicable to Base Rate Advances based on the Dollar Equivalent amount of such drawing.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Designated Agent and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Designated Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance) (the “UCP”) shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (“BAFT-IFSA”), or the Institute of International Banking Law & Practice, to the extent that the relevant Letter of Credit chooses such law or practice.

(g) Resignation. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, with the consent of the Borrower and the Designated Agent (in each case, such consent not to be unreasonably withheld or delayed), resign (such Issuing Bank, the “Resigning Issuing Bank”) as an Issuing Bank, with respect to its Unissued Letter of Credit Commitment and be replaced with one or more substitute Issuing Banks from among the Lenders who agree to assume such role, with the consent of the Borrower and the Designated Agent (in each case, such consent not to be unreasonably withheld or delayed); provided that after giving effect to any such assignment at no time shall (x) the Letter of Credit Commitment of any Issuing Bank, including any substitute Issuing Bank, exceed its Revolving Credit Commitment and (y) the sum of the L/C Exposure of all Issuing Banks exceed the sum of (A) the aggregate amount of the Letter of Credit Commitment of all Issuing Banks less (B) the aggregate amount of the Unissued Letter of Credit Commitment of all Issuing Banks. The Borrower or the Resigning Issuing Bank with the consent of the Borrower and the Designated Agent (in each case, consent not to be unreasonably withheld or delayed) shall be entitled to appoint from among the Lenders who agree to assume such role a successor Issuing Bank hereunder and it shall notify the Designated Agent, who will notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the Resigning Issuing Bank pursuant to Section 2.04. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Resigning Issuing Bank under this Agreement with respect to Unissued Letter of Credit Commitment being assigned and the Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Initial Issuing Bank hereunder, the Resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 2.04. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Designated Agent for the account of each Lender a commitment fee in Dollars at the per annum rate set forth in the definition of Applicable Margin on the actual daily amount of such Lender’s Unused Commitment. The commitment fee shall accrue at all times from the Effective Date until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2013, and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any commitment fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Designated Agent for the account of each Lender a commission in Dollars on such Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding (and not cash-collateralized) from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2013, and on the Termination Date, and after the Termination Date payable upon demand; provided that the Applicable Margin shall increase by 2% upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest on the principal of all Advances pursuant to Section 2.07(b).

(ii) The Borrower shall pay to each Issuing Bank for its own account such reasonable fees as may from time to time be agreed in writing between the Borrower and such Issuing Bank.

(c) Designated Agent’s Fees, The Borrower shall pay to the Designated Agent for its own account such fees as have been agreed between the Borrower and the Designated Agent.

SECTION 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Designated Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of the Borrowing Minimum or an integral multiple of Borrowing Multiple in excess thereof.

SECTION 2.06. Repayment of Advances.

(a) Advances. The Borrower shall repay to the Designated Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the outstanding Advances made by such Lender in the currencies in which such Advances are denominated.

(b) Letter of Credit Reimbursements. The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Designated Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply (but materially complies) with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

No Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.07. Interest on Advances.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full in the currency in which such Advance is denominated, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (f), the Borrower shall pay interest (“Default Interest”) on (i) the unpaid (and, in the case of an Event of Default under 6.01(a), overdue) principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances denominated in Dollars pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Designated Agent.

SECTION 2.08. Interest Rate Determination.

(a) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Designated Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Eurodollar Rate Loans with an Interest Period of one month.

(b) Upon the occurrence and during the continuance of any Event of Default, (x) in the case of Advances denominated in Dollars or Canadian Dollars, (i) each Eurodollar Rate Advance will, at the option of the Required Lenders, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance denominated in the same currency and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended and (y) no outstanding Advances denominated in any other Alternative Currency may be continued for an Interest Period of more than one month’s duration.

(c) If prior to the commencement of any Interest Period for a Eurodollar Rate Advance:

(i) the Designated Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for an Advance in the applicable currency or for such Interest Period; or

(ii) the Designated Agent is advised by the Required Lenders that the Eurodollar Rate for an Advance in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Advances included in such Borrowing for such Interest Period, then the Designated Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Designated Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Lender obligation to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances in the applicable currency or for the applicable Interest Period, as the case may be, shall be suspended, (B) if such Borrowing is requested in USD or CAD, such Borrowing shall be made as an Base Rate Advance and (C) if such Borrowing is requested in any other Alternative Currency, then the Eurodollar Rate for such Eurodollar Rate Advance shall be at the COF Rate; provided that (x) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Rate Advances may be made to Lenders that are not affected thereby and (y) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Designated Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type denominated in the same currency; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only with respect to Advances denominated in Dollars or Canadian Dollars and on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Prepayments of Advances.

(a) Optional. The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances (or, in the case of an Eurodollar Rate Advance denominated in Euro, Sterling or Australian Dollar, not later than 9:00 a.m., London time, three Business Days prior to the date of such prepayment), and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Designated Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

(b) Mandatory Prepayments. (i) If at any time, the sum of (A) the Dollar Equivalent of the aggregate principal amount of all outstanding Advances plus (B) the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit then outstanding exceeds 103% of the aggregate Revolving Credit Commitments of the Lenders for each of the three consecutive Business Days prior to such date, the Borrower shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrower and/or deposit cash in an L/C Cash Collateral Account with respect to Letters of Credit then outstanding in an aggregate amount sufficient to reduce such sum after such payment to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(d). The Designated Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

(c) Letters of Credit. The Borrower shall, on the day that is five (5) Business Days prior to the final Termination Date, pay to the Designated Agent for deposit in the L/C Cash Collateral Account (a) an amount in each Alternative Currency sufficient to cause the amount of such Alternative Currency on deposit in the L/C Cash Collateral Account to equal 100% of the aggregate Available Amount of all Letters of Credit then outstanding denominated in such Alternative Currency and (b) an amount in Dollars sufficient to cause the amount of Dollars on deposit in the L/C Cash Collateral Account to equal 100% of the aggregate Available Amount of all Letters of Credit then outstanding denominated in Dollars; provided that nothing herein shall be deemed to amend or modify any provision of Section 2.01(b). Upon the drawing of any such Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After any such Letter of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower thereunder shall have been paid in full, the equivalent amount deposited in such L/C Cash Collateral Account in respect of such Letter of Credit shall be promptly returned to the Borrower.

SECTION 2.11. Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes indemnifiable under Section 2.14 and (ii) any Excluded Taxes), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Designated Agent), pay to the Designated Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that (1) before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) such Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers under comparable provisions of similar credit agreements in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to the amount of such increased cost, submitted to the Borrower and the Designated Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law, rule, regulation or treaty or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon, or any liquidity may be affected by the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Designated Agent), the Borrower shall pay to the Designated Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such

Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, however, that before making any such demand, each Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers under comparable provisions of similar credit agreements in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to such amounts submitted to the Borrower and the Designated Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. Any Lender making a claim for compensation under this Section 2.11 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

(d) For the avoidance of doubt, this Section 2.11 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, in each case, regardless of the date adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Designated Agent that the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) in the case of Advances denominated in Dollars or Canadian Dollars (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance denominated in the same currency, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Designated Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) in the case of Advances denominated in any other Alternative Currency, such Advance shall be immediately converted to a Base Rate Advance denominated in Dollars at the Dollar Equivalent; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Any Lender that is prohibited from performing its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

SECTION 2.13. Payments and Computations.

(a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or setoff, not later than 11:00 A.M. (Local Time) on the day when due (or in the case of Australian Dollars, 9:00 a.m. Local Time) to the Designated Agent at the Designated Agent’s Account in same day funds. All payments under each Loan Document of principal or interest in respect of any Advance (or of any breakage indemnity in respect of any Advance) shall be made in the currency of such Advance, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars. The Designated Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Designated Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Designated Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Designated Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All interest hereunder shall be computed on the basis of a year of 360 days and actual days elapsed, except that (i) (A) interest computed by reference to the Base Rate at times when the Base Rate is based on JPMCB’s prime rate and (B) interest computed by reference to the AUD Bank Bill Reference Rate and the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest in respect of Borrowings in GBP shall be computed on the basis of 365 days, and in each case of the foregoing clauses (i) and (ii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, or Eurodollar Rate shall be determined by the Designated Agent, and such determination shall be conclusive absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Designated Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Designated Agent may assume that the Borrower has made such payment in full to the Designated Agent on such date and the Designated Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Designated Agent, each Lender shall repay to the Designated Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Designated Agent, (i) if such payment is denominated in Dollars, at the Federal Funds Rate and (ii) if such payment is denominated in an Alternative Currency, the rate reasonably determined by the Designated Agent to be the cost to it of funding such amount, it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Designated Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.14. Taxes.

(a) Any and all payments by the Borrower to or for the account of any Lender or the Designated Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including back-up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties with respect thereto (“Taxes”), unless otherwise required by applicable law. “Excluded Taxes” means in the case of each Lender and the Designated Agent (i) Taxes imposed on or measured by its net income (however denominated), franchise taxes imposed on it in lieu of net income taxes and branch profits taxes, in each case, (A) by the jurisdiction under the laws of which such Lender or the Designated Agent (as the case may be) is organized or has its principal office or Applicable Lending Office or any political subdivision thereof or (B) that are Other Connection Taxes; (ii) in the case of a Lender, any United States federal withholding taxes imposed on interest payable to or for the account of such Lender pursuant to law in effect on the date on which such Lender became a Lender hereunder or changes its lending office (except to the extent such Taxes were not considered Excluded Taxes with respect to such Lender’s immediate assignor or immediately before such Lender changed its lending office); (iii) Taxes attributable to the recipient’s failure to comply with Section 2.14(e); and (iv) any United States federal withholding tax imposed under FATCA in respect of payments hereunder or under the Notes. If the Borrower or any other applicable withholding agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Designated Agent, (i) to the extent the Tax is not an Excluded Tax, the sum payable shall be increased by the Borrower as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Designated Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder other than any Taxes or other amounts imposed with respect to an assignment (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Designated Agent for and hold it harmless against the full amount of Taxes (other than Excluded Taxes) or Other Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Designated Agent (as the case may be) as a result of payments hereunder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Designated Agent (as the case may be) provides to the Borrower a certificate as to the amount of such payment or liability.

(d) Within 30 days after the date of any payment of Taxes by the Borrower, the Borrower shall furnish to the Designated Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Designated Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Designated Agent, at such address, an opinion of counsel acceptable to the Designated Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Designated Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to this Agreement or the Notes. Any Lender claiming the benefits of the exemption of the portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code shall provide each of the Designated Agent and the Borrower, in addition to the Forms W-8BEN provided pursuant to the preceding sentence, a certificate, substantially in the form of Exhibit D establishing the Lender’s entitlement to the exemption. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States federal withholding tax rate on interest payments in excess of zero, the United States federal withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered excluded from Taxes; provided, however, that, if at the date of the Assumption Agreement or the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States federal withholding tax, if any, applicable with respect to the Lender assignee on such date.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Designated Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Designated Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Designated Agent as may be necessary for the Borrower and the Designated Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender that is a United States Person, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Designated Agent and the Borrower with two original Internal Revenue Service Forms W-9, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal backup withholding tax.

(iv) Each Lender agrees that if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Designated Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in Section 2.14(e) or (f), a Lender is not required to deliver any form, certification or document that it is not legally eligible to deliver.

(f) For the avoidance of doubt, for any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document it is required to deliver under Section 2.14(e), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) Any Lender making a claim for compensation under this Section 2.14 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.21.

(i) In the event a Lender is entitled, on the effective date of an Assumption Agreement or Assignment and Assumption, to the benefits of a payment pursuant to this Section 2.14, an assignee or novatee of such Lender shall be entitled to the same benefits of payment (in addition to any future benefits of payment that may arise with respect to such assignee) that would have been available to such Lender had such Lender not entered into the related Assumption Agreement or Assignment and Assumption with such assignee or novatee and then only to the extent the relevant amounts are incurred by such assignee or novatee.

(j) If any Lender or Designated Agent (for purposes of this paragraph (j), an “indemnified party”) determines, in its sole discretion (such discretion to be exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this

Section with respect to the Taxes giving rise to such refund and net of any expenses (including any Taxes)). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes giving rise to such indemnification payments or additional amounts had never been imposed. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

SECTION 2.15. Sharing of Payments, Etc.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Designated Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 2.16. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Designated Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Designated Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and currency of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Designated Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Designated Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Designated Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

SECTION 2.18. Increase in the Aggregate Revolving Credit Commitments.

(a) The Borrower may, at any time prior to the final Termination Date, by notice to the Designated Agent, request that the aggregate amount of the Revolving Credit Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled final Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Designated Agent; provided, however, that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $900,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied. The Borrower may simultaneously (x) request one or more of the Lenders to increase the amount of its Commitment and/or (y) arrange for one or more banks or financial institutions not a party hereto to become parties to and Lenders under this Agreement, pursuant to the terms and conditions set forth below.

(b) The Designated Agent shall promptly notify such of the Lenders and one or more Eligible Assignees as are identified by the Borrower to participate in the requested Commitment Increase of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed terms of such Commitment Increase and (iii) the date by which such Lenders or Eligible Assignees (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an “Assuming Lender”) wishing to participate in the Commitment Increase must commit to increase the amount of their respective Revolving Credit Commitments or to establish their respective Revolving Credit Commitments, as the case may be (the “Commitment Date”); provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more. Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Designated Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. Each increase in the Revolving Credit Commitments of the Increasing Lenders and the Revolving Credit

Commitment of each Assuming Lender shall be subject to the approval of each Issuing Bank (which approval shall not be unreasonably withheld or delayed). The requested Commitment Increase shall be allocated among the Lenders willing to participate therein and the Assuming Lenders in such amounts as are agreed between the Borrower and the Designated Agent.

(c) On each Increase Date, each Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Designated Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the board of directors of the Borrower or the executive committee of such board of directors approving the Commitment Increase and the corresponding modifications to this Agreement, (B) if reasonably requested by the Designated Agent, an opinion of counsel for the Borrower (which may be in-house counsel), and (C) a consent of the Borrower;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Designated Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Designated Agent and the Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Designated Agent.

On each Increase Date, upon fulfillment of the conditions set forth in Section 2.18(a) and in the immediately preceding sentence of this Section 2.18(c), the Designated Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. If any Advances are outstanding on the Increase Date, the Lenders immediately after effectiveness of such Commitment Increase shall purchase and assign at par such amounts of the Advances outstanding at such time as the Designated Agent may require such that each Lender holds its Pro Rata Share of all Advances outstanding after giving effect to all such assignments. On and after each Increase Date, the Pro Rata Share of each Lender’s participation in Letters of Credit and Advances from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

SECTION 2.19. Extension of Termination Date.

(a) At least 45 days but not more than 90 days prior to any anniversary of the Effective Date, the Borrower, by written notice to the Designated Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration; provided the final Termination Date may not extend more than two years from the initial Termination Date. The Designated Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Borrower and the Designated Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Designated Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Designated Agent shall notify the Borrower not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Revolving Credit Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Revolving Credit Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 8.16, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Designated Agent shall promptly notify the Borrower. The Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, pursuant to Assignments and Assumptions, effective as of the Termination Date in effect immediately prior to the Extension Date, any Non-Consenting Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender (with such Revolving Credit Commitment to replace the Revolving Credit Commitment of any Non-Consenting Lender as designated by the Borrower); provided, however, that (x) the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $5,000,000, in which case such Assuming Lender shall assume all of such lesser amount and (y) each increase in the Revolving Credit Commitment of the Consenting Lenders shall be approved by each Issuing Bank (such approval not to be unreasonably withheld or delayed); provided, further, that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs, reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(b) for such assignment shall have been paid;

provided further, that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 8.16, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Consenting Lender or Assuming Lender, if any, shall have delivered to the Borrower and the Designated Agent an Assumption Agreement, duly executed by such Consenting Lender or Assuming Lender, such Non-Consenting Lender, the Borrower and the Designated Agent and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Designated Agent as to the increase in the amount of its Revolving Credit Commitment and at least three Business Days prior to the Termination Date in effect immediately prior to such Extension Date, each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Designated Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Termination Date in effect immediately prior to the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder (other than its obligations under Section 8.16 as to matters occurring prior to such date) shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Designated Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect for each such Lender shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date and unless otherwise specified, refer to the Termination Date as so extended. Promptly following each Extension Date, the Designated Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

(e) Notwithstanding the above, at any time prior to the effectiveness of any extension of the Termination Date in effect, the Borrower may withdraw its request for extension of the Termination Date.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.04(a);

(b) the Revolving Credit Commitment and Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby;

(c) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of L/C Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that (x) the sum of the Dollar Equivalent of the aggregate principal amount of Advances owing to all Non-Defaulting Lenders plus the aggregate amount of L/C Exposure of all Lenders does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, (y) after giving effect to such reallocation, the sum of the Dollar Equivalent of the aggregate principal amount of Advances owing to, and the L/C Exposure allocated to, each Non-Defaulting Lender shall not exceed such Non-Defaulting Lender’s Revolving Credit Commitment and (z) no Event of Default has occurred and is continuing;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Designated Agent, cash collateralize for the benefit of each Issuing Bank the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.02 for so long as such L/C Exposure is outstanding or such Lender remains a Defaulting Lender;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04(a) and Section 2.04(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit commissions payable under Section 2.04(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Banks until and to the extent that such L/C Exposure is reallocated and/or cash collateralized.

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 6.02, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Designated Agent, the Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Advances of the other Lenders as the Designated Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Pro Rata Share.

SECTION 2.21. Replacement of Lenders or Issuing Banks.

(a) Replacement of Lenders. If any Lender requests compensation under Section 2.11, any Lender gives notice under Section 2.12, the Borrower is required to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, any Lender is a Defaulting Lender, or if, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Agreement or any other Loan Document as contemplated by Section 8.01, the consent of the Required Lenders is obtained but the consent of any other Lender whose consent is required is not obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Designated Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations and consent to such proposed amendment, change, waiver, discharge or termination (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Designated Agent the assignment fee (if any) specified in Section 8.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) Replacement of Issuing Banks. If any Issuing Bank declines to provide the consent required under Sections 2.18(b), 2.19(c) or 8.07(b)(iii)(C), or declines to provide a Letter of Credit pursuant to Section 2.03(a)(ii), then the Borrower may, at its sole expense and effort, upon notice to such Issuing Bank and the Designated Agent, require such Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its Letter of Credit Commitment to one or more Eligible Assignees that shall assume such obligations (which assignee may be one or more Issuing Banks, if such Issuing Bank accepts such assignment); provided that:

(i) each outstanding Letter of Credit issued by such Issuing Bank shall have been replaced or such other arrangement reasonably satisfactory to such Issuing Bank shall have been made; and

(ii) such assignment does not conflict with applicable law.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) Except as described in the SEC Filings prior to the Effective Date, there shall have occurred no Material Adverse Change since June 30, 2013.

(b) The Borrower shall have paid all accrued fees and expenses of the Designated Agent and the Lenders (including the accrued fees and expenses of counsel to the Designated Agent) and invoiced at least three Business Days prior to the Effective Date.

(c) On the Effective Date, the following statements shall be true and the Designated Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) on and as of the Effective Date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date), and

(ii) No event has occurred and is continuing that constitutes a Default.

(d) The Designated Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Designated Agent and (except for the Notes) in sufficient copies for each Lender:

(i) Executed counterparts to this Agreement from each of the parties listed on the signature pages hereto.

(ii) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(iii) Certified copies of the resolutions of the board of directors of each Loan Party approving this Agreement and the documents executed and delivered in connection herewith, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iv) A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the Responsible Officers of such Loan Party authorized to execute and deliver this Agreement and the other documents to be delivered hereunder.

(v) A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, in form and substance satisfactory to the Designated Agent.

(vi) A true and complete copy of any SEC Filings, it being understood that any such documents filed with the SEC shall be deemed to have been delivered to the Designated Agent and the Lenders.

(e) The Designated Agent and each Lender shall have received all information requested by the Designated Agent or such Lender at least five Business Days prior to the Effective Date to comply with the PATRIOT Act and other “know your customer” laws and regulations.

SECTION 3.02. Conditions Precedent to Each Borrowing, Issuance, Renewal, Commitment Increase and Extension Date. The obligation of each Lender to make an Advance (other than an Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit or renew a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments (a) the following statements shall be true (and the delivery of the applicable Notice of Borrowing, Notice of Issuance, Notice of Renewal, request for Commitment Increase or request for extension of Commitments and the acceptance by the Borrower of the proceeds thereof shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing, issuance, renewal, Commitment Increase and applicable Extension Date, as the case may be, such statements are true);

(i) the representations and warranties contained in Section 4.01 (other than, in the case of a Borrowing, issuance or renewal of a Letter of Credit, the representations and warranties set forth in the last sentence of subsection (e) thereof and in subsection (g) thereof) are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments, as the case may be, and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date), and

(ii) no event has occurred and is continuing, or would result from such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments, as the case may be, or from the application of the proceeds therefrom, that constitutes a Default.

and (b) in connection with any increase of Revolving Credit Commitments or any extension of the Termination Date, the Designated Agent shall have received such other approvals, opinions or documents as any Lender consenting to or providing commitments for such increase or extension may reasonably request through the Designated Agent.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Designated Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, specifying its objection thereto. The Designated Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Such Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and is in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of (ii) and (iii), to the extent that such failure would not be reasonably likely to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of this Agreement, the Borrowing of Advances and the incurrence of Letters of Credit are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any material applicable law or contractual restriction binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(c) All authorizations or approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third party that are required to be obtained or made by the Loan Parties for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, or for the consummation of the other transactions contemplated hereby or (ii) the exercise by the Designated Agent or any Lender of its rights under this Agreement have been duly obtained, taken, given or made and are in full force and effect.

(d) This Agreement has been duly executed and delivered by each Loan Party party hereto. This Agreement is the legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms.

(e) The Consolidated balance sheet of the Borrower as at June 30, 2013, and the related Consolidated statement of operations and statement of cash flow of the Borrower for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, copies of which have been furnished to the Designated Agent, fairly present the Consolidated financial condition of the Borrower as at such date and the Consolidated results of the operations of the Borrower for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. Except as described in the SEC Filings prior to the Effective Date, since June 30, 2013, there has been no Material Adverse Change.

(f) Neither the Information Memorandum nor any information provided or communicated by any Loan Party in connection with the syndication of the Revolving Credit Commitments prior to the Effective Date contained when made any untrue statement of a material fact or, when taken together with the public filings of the Borrower, omitted to state a material fact necessary to make the statements made therein not misleading when made; provided that, with respect to forecasts or projected financial information, each applicable Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, (iii) no assurance can be given by such Loan Party that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material.

(g) Except as described in the SEC Filings prior to the Effective Date, there is no action, suit, investigation known to the Borrower, litigation or proceeding affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best knowledge of each Loan Party, threatened before any court, governmental agency or arbitrator that would be reasonably likely to be adversely determined and if so to have a Material Adverse Effect.

(h) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(i) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of any Loan Party or of the Reporting Group on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

(j) No Loan Party is an “investment company,” or “controlled” by an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940, as amended.

(k) The Obligations of each Loan Party under this Agreement constitute unconditional general obligations of such Loan Party ranking at least pari passu with all other Senior Debt of such Loan Party, other than any Senior Debt secured by Permitted Liens.

(l) The entry into and performance by the Borrower of its obligations under this Agreement is for its commercial benefit and is in its commercial interests.

(m) (i) None of the Borrower’s assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under U.S. law (“Embargoed Person”), including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Department of Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (A) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (B) the PATRIOT Act, if the result of such ownership would be that any Advance made by any Lender would be in violation of law; (ii) no Embargoed Person has any interest of any nature whatsoever in the Borrower if the result of such interest would be that any Advance would be in violation of law; (iii) the Borrower has not engaged in business with Embargoed Persons if the result of such business would be that any Advance made by any Lender would be in violation of law; and (iv) neither the Borrower nor any Controlled Affiliate (A) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations, (B) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or (C) is in violation of any Anti-Corruption Laws, except as set forth in Schedule 4.01(m). For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 4.01(m), the Borrower shall not be required to make any investigation into (x) the ownership of publicly traded stock or other publicly traded securities or (y) the beneficial ownership of any collective investment fund.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, (x) with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent that the failure to so comply would not be reasonably likely to have a Material Adverse Effect, (y) in all material respects, with all material Anti-Corruption Laws and (z) with all applicable Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent or overdue, (i) all taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except to the extent that, in respect of clauses (i) and (ii), the failure to pay and discharge such taxes and claims would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither any Loan Party nor any of their Subsidiaries shall be required to pay or discharge any such tax or lawful claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, but only so long as such contest could not subject any Lender to (A) any criminal penalty or liability or (B) any material civil penalty or liability for which such Lender is not indemnified under Section 8.04.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice for the industries in which such Loan Party or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (per statute and its corporate Constitutive Documents) and franchises; provided, however, that each Loan Party may consummate any merger or consolidation permitted under Section 5.02(b); and provided further that no Loan Party shall be required to preserve any right or franchise if the board of directors of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to such Loan Party.

(e) Visitation Rights. During normal business hours (and so long as no Event of Default has occurred and is continuing, upon ten (10) days prior notice and only once a year), permit the Designated Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit during normal business hours the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and (so long as representatives of the Borrower are present) with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles and laws applicable to such Person in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between or among the Borrower and/or between or among the members of the Reporting Group or any Persons that become a member of the Reporting Group as a result of such transaction, (ii) transactions between the Borrower or its Subsidiaries with Twenty-First Century Fox, Inc. and its Subsidiaries in connection with the agreements, undertaking and arrangements set forth in the Separation and Distribution Agreement and the agreements entered in connection therewith (including, without limitation, the Tax Sharing Indemnification Agreement and the other indemnification arrangements entered in connection therewith) as in effect on the Effective Date, (iii) any arrangements with officers, directors, representatives or other employees of the Borrower and its Subsidiaries relating specifically to employment, (iv) loans to employees of any member of the Reporting Group, (v) the payment of dividends, (vi) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof (vii) Investments in (x) an Affiliate in consideration for the issuance of ordinary shares or other equity capital (other than Redeemable Preferred Stock) and (y) in a joint venture that is an Affiliate of which the Borrower or any of its Subsidiaries is an equity holder in consideration for the issuance of a note or other loan instrument, (viii) transactions with any of their Affiliates conducted in the ordinary course of business of such Loan Party or Subsidiary except to the extent that such transaction is in connection with (A) the creation, incurrence, assumption or existence of any Lien or Debt, (B) any merger or consolidation or (C) the prepayment, redemption, purchase, defeasement or other satisfaction of any Debt and (ix) transactions existing on the Effective Date and set forth on Schedule 5.01(h); provided, however, that, notwithstanding the foregoing, transactions entered into by any member of the Reporting Group with any Affiliate thereof (a “Subject Affiliate”), which transactions are entered into by other shareholders or partners of such Subject Affiliate that are not otherwise themselves Affiliates of such member and on the same terms and for the same consideration (taking into account their relative percentage ownership of such Subject Affiliate) as such member of the Reporting Group shall be deemed to have been entered into on an arm’s-length basis.

(i) Reporting Requirements. Furnish to the Designated Agent:

(i) Default Notice. As soon as possible and in any event within five days after a Responsible Officer becomes aware of a Default that is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Reporting Group has taken and proposes to take with respect thereto.

(ii) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statement of operations and consolidated statement of cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form, in the case of the balance sheet, the figures for the preceding fiscal year end (with respect to any fiscal period ended prior to June 30, 2013, on a combined basis) from the audited balance sheet for such fiscal year and, in the case of the statement of operations and statement of cash flow, the corresponding figures for the corresponding fiscal period in the preceding fiscal year end (with respect to any fiscal period ended prior to June 30, 2013, on a combined basis), all in reasonable detail consistent with the Borrower’s public filings and duly certified (subject to year-end audit adjustments) by the chief financial officer or deputy chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, together with a Compliance Certificate.

(iii) Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year (i) a copy of the annual report for such year for the Borrower, including therein a Consolidated balance sheet of the Borrower as of the end of such fiscal year and Consolidated statement of operations and statement of cash flow of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an unqualified (except to the extent any qualification stated therein relates solely to the effect of any change in generally accepted accounting principles applicable to the Borrower and its Subsidiaries) opinion of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and (ii) a Compliance Certificate.

(iv) Litigation. Promptly and in any event within 10 days after a Responsible Officer becomes aware of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) affecting any Loan Party or any of its Subsidiaries that could be reasonably likely to be adversely determined and if so to have a Material Adverse Effect or (ii) that challenge the transactions contemplated by this Agreement (including, without limitation, the rights of any Borrower to borrow hereunder, the use of the proceeds of any Borrowing hereunder or the performance by any Loan Party of its Obligations hereunder) or that base any claim against any Loan Party on such transactions.

(v) Securities Reports. Promptly and in any event within 15 days after the sending or filing thereof, copies of all material regular, periodic and special reports, and all registration statements, that any member of the Reporting Group files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange.

(vi) Other Information. Such other information respecting the business, operations, financial condition, properties or prospects of each member of the Reporting Group as any Lender may, through the Designated Agent, from time to time reasonably request.

The Borrower shall be deemed to have delivered the financial statements and other information referred to in subclauses (ii), (iii) and (v) of this Section 5.01(i), when (A) such SEC filings, financials or other information have been posted on the Internet website of the SEC (http://www.sec.gov) or on the Borrower’s own internet website as previously identified to the Designated Agent and Lenders and (B) with respect to the financial statements referred to in subclauses (ii) and (iii) of this Section 5.01(i), the Borrower has notified the Designated Agent by electronic mail of such posting (it being understood that if the Borrower’s own internet website includes an option to subscribe to a free service alerting subscribers by electronic mail of new SEC filings, such notice shall be deemed to have been provided). If the Designated Agent or a Lender requests such SEC filings, financial statements or other information to be delivered to it in hard copies, the Borrower shall furnish to the Designated Agent or such Lender, as applicable, such statements accordingly, provided that no such request shall affect that such SEC filings, financial statements or other information have been deemed to have been delivered in accordance with the terms of the immediately preceding sentence.

(j) Subsidiary Guarantors. (i) Except in the case of a guarantee of Specified Debt of a Foreign Subsidiary by a Foreign Subsidiary, promptly cause to become a guarantor of the Guaranteed Obligations by execution of a guaranty in form and substance reasonably satisfactory to the Designated Agent (each, a “Subsidiary Guaranty”) any Subsidiary that is required to be a guarantor of any Specified Debt (a “Subsidiary Guarantor”). Upon the execution and delivery by a Subsidiary Guarantor of a Subsidiary Guaranty, such Subsidiary Guarantor shall be deemed to be a Loan Party hereunder, and each reference in this Agreement to a “Loan Party” shall also mean and be a reference to such Subsidiary Guarantor, for so long as such Subsidiary Guaranty is in effect.

(ii) In the case of each Subsidiary Guarantor that enters into a Subsidiary Guaranty in accordance with clause (i) above, the Borrower shall ensure that (x) before the execution of any Subsidiary Guaranty, the Designated Agent receives the items referred to in Section 3.01(d) in respect of such Subsidiary Guarantor and its Subsidiary Guaranty, and a certificate of a Responsible Officer of the Borrower with respect to the representations and warranties in Section 4.01; and (y) all laws in connection with the execution, validity and enforceability of a Subsidiary Guaranty have been complied with.

(k) Use of Proceeds. Use the proceeds of any credit extension, whether directly or indirectly, solely for general corporate purposes of the Borrower and its Subsidiaries.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Liens existing on the Effective Date and set forth on Schedule 5.02(a) (“Existing Liens”), and Liens replacing, extending or renewing any such Existing Liens upon or in the same property theretofore subject to such Existing Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured by such Existing Lien;

(ii) Permitted Liens;

(iii) Liens securing Debt and other Obligations that are not otherwise permitted to be secured pursuant to this Section 5.02(a) and Attributable Debt, provided that the value of the aggregate assets of the Reporting Group encumbered by all such Liens shall not exceed 5 % of the Consolidated Tangible Assets of the Reporting Group;

(iv) Liens created in favor of (x) a producer or supplier of Content or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing, syndication, publication, transmission and/or other exploitation of Content, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such Content;

(v) Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business;

(vi) Liens on property purchased after the date of this Agreement provided that (A) any such Lien (x) is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Debt incurred to refinance any Debt previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Debt secured by any Lien described in clause (A)(x) above does not exceed 100% of such cost and (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item;

(vii) in the case of a Person becoming a member of the Reporting Group after the date of this Agreement, any Lien with respect to the assets of such Person at the time it became a member of the Reporting Group, provided that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the Reporting Group;

(viii) Liens on accounts receivable in connection with any financing that would not cause the Reporting Group to be in violation of Section 5.03;

(ix) Liens created by Loan Parties in favor of other Loan Parties or Liens created by members of the Reporting Group that are not Loan Parties in favor of other members of the Reporting Group; and

(x) Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than the securities subject thereto;

(xii) Liens attaching to deposits in connection with any letter of intent, purchase agreement or similar agreement in connection with acquisitions;

(xiii) any interest or title of a lessor or lessee under any lease (other than capital leases) entered in the ordinary course of business and covering only the asset so leased, to the extent that the same would constitute a Lien; and

(xiv) any extensions, renewals or replacements of any of the Liens referred to in the foregoing clauses (vi) and (vii), provided such extensions, renewals or replacements are limited to all or part of the property securing the original Lien or any replacement of such property.

(b) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) the Borrower may merge or consolidate with or into any other Person so long as (A) the Borrower shall be the surviving corporation or (B) the entity into which the Borrower is merged or consolidated, immediately prior to such merger or consolidation has no material assets or liabilities and immediately after such merger of consolidation shall (x) directly or indirectly own substantially all of the assets of the Borrower immediately preceding such merger or consolidation and (y) duly assume all of the Borrower’s obligations hereunder in form and substance satisfactory to the Designated Agent and (ii) any Subsidiary may be merged or consolidated with or into any other Subsidiary or with the Borrower or any other Person in connection with the consummation of an acquisition or disposition permitted under this Agreement; provided, however, that, in each case, no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted or required by (i) the generally accepted accounting principles applicable in the jurisdiction in which such Person is organized on the date of this Agreement or (ii) as required by law.

(d) Change in Nature of Business. Change, or permit any of its Subsidiaries to change, in any material respect the nature of the business of the Reporting Group taken as a whole as carried on at the date hereof (except for engaging in any business that is incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or extension thereof or ancillary thereto).

(e) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt existing on the Effective Date and set forth on Schedule 5.02(e) (the “Existing Debt”), and any Debt extending the maturity of, or refunding, renewing or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding, renewal or refinancing (other than by an amount equal to the premium thereon plus other reasonable amounts paid, and fees and expenses incurred in connection with such extension, refunding, renewal or refinancing), and the direct and contingent obligors therefor shall not be increased, as a result of or in connection with such extension, refunding, renewal or refinancing;

(ii) Debt of any Person that becomes a Subsidiary of any Loan Party after the date hereof, and extensions, refundings, renewals and refinancings of any such Debt that do not increase the outstanding principal amount thereof (other than by an amount equal to the premium thereon plus other reasonable amounts paid, fees and expenses incurred in connection with such extension, refunding, renewal or refinancing); provided that such Debt exists at the time such Person becomes a Subsidiary of such Loan Party and is not created in contemplation of or in connection with such Person becoming a Subsidiary of such Loan Party;

(iii) Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iv) through (viii);

(iv) Debt of any Subsidiary to the Borrower or any other Subsidiary; provided that any Debt (other than Debt arising from ordinary course cash pooling and cash management activities) owed by a Loan Party to a non-Loan Party shall be subordinated to the Obligations under this Agreement in a manner acceptable to the Designated Agent;

(v) other Debt (whether secured or unsecured) to the extent the aggregate principal amount of such Debt together with Debt secured by Liens permitted under Section 5.02(a)(iii) does not exceed an amount equal to 7.5% of Consolidated Tangible Assets of the Reporting Group;

(vi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(vii) other Debt of any Foreign Subsidiary to the extent the aggregate principal amount of such Debt under this clause (ix) does not to exceed $500,000,000.

(f) Dispositions. Sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), except:

(i) sales, transfers, leases or other dispositions of any assets or the stock of any Subsidiary by any Subsidiary to any Loan Party or to another Subsidiary; and

(ii) mergers or consolidations permitted by Section 5.02(b).

(g) Use of Proceeds. Request any Borrowing or Letter of Credit, or use, or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (A) in violation of any Anti-Corruption Laws applicable to the Borrower and its Subsidiaries, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower and its Subsidiaries.

SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower

(a) will maintain a ratio (the “Adjusted Operating Income Leverage Ratio”) determined on the last day of each fiscal quarter of the Borrower for the Rolling Period then ended of (i) the aggregate principal amount, without duplication, of (A) Consolidated Debt of the Borrower described in clauses (a), (c) and (e) of the definition of Debt, plus (B) preference shares that constitute debt under GAAP to (ii) Consolidated Adjusted Operating Income of the Borrower for such Rolling Period of not more than 3.0 to 1.0; and

(b) will maintain an Interest Coverage Ratio determined on the last day of each fiscal quarter of the Borrower for the Rolling Period then ended of not less than 3.0 to 1.0.

For purposes of calculating the aggregate principal amount of Consolidated Debt of the Borrower on any such date, (A) there shall be excluded from such calculation any amount in respect of Negative Pickup Arrangements and Capitalized Leases incurred in connection with the leasing of satellite transponders and (B) the currency exchange rate used for such calculation shall be the rate used in the annual or quarterly statement of financial position for such date; provided, however, that, if the Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such Rolling Period, the currency exchange rate used may be, at the option of the Borrower, the currency exchange rate used for the income statements of the Borrower for such fiscal quarter.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) any Loan Party shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any amount of interest on any Advance or any other payment under this Agreement within five (5) days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of their officers) under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) any member of the Reporting Group shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d) (with respect to the Borrower only), (h) or (i)(i), Section 5.02 or Section 5.03; or

(d) any member of the Reporting Group shall fail to perform any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Borrower by the Designated Agent or any Lender; or

(e) any member or members of the Reporting Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a Dollar Equivalent aggregate principal amount in excess of $100,000,000 (but excluding Debt outstanding under this Agreement) of such member or members, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or

(f) any Loan Party or any of its Significant Subsidiaries (i) shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party or any of its Significant Subsidiaries seeking (otherwise than for the purpose of a solvent amalgamation or reconstruction) to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) any Loan Party or any of their Significant Subsidiaries shall take any corporate action to authorize or any shareholder resolution shall be taken to effect any of the actions set forth above in this subsection (f); or (iv) any event analogous to or having a substantially similar effect to any of the events specified in this subsection (f), other than any solvent reorganization, shall occur under the laws of any applicable jurisdiction with respect to any Loan Party or any of their Significant Subsidiaries; or

(g) any judgments or orders shall be rendered against any member or members of the Reporting Group for the payment of money in a Dollar Equivalent amount in excess of US$100,000,000 in the aggregate and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party in any material respect, or any such Loan Party shall so state in writing (other than in accordance with the terms of this Agreement); or

(i) a Change of Control shall occur; or

(j) any Loan Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would be reasonably likely to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Designated Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if any Event of Default under clause (ii) of Section 6.01(f) shall have occurred and be continuing with respect to the Borrower, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Designated Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Designated Agent on behalf of the Lenders in same day funds at the Designated Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount in the relevant currencies equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that if any Event of Default under clause (ii) of Section 6.01(f) shall have occurred and be continuing with respect to the Borrower, the Borrower will pay to the Designated Agent on behalf of the Lenders in same day funds at the Designated Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount equal in the relevant currencies to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Designated Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Designated Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Designated Agent, pay to the Designated Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount in the relevant currencies equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Designated Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other Obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrower.

ARTICLE VII

THE DESIGNATED AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Designated Agent as its agent and authorizes the Designated Agent to take such actions on its behalf and to exercise such powers as are delegated to the Designated Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Designated Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Designated Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Designated Agent hereunder.

The Designated Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Designated Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Designated Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Designated Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01), and (c) except as expressly set forth herein, the Designated Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Designated Agent or any of its Affiliates in any capacity. The Designated Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01) or in the absence of its own gross negligence or willful misconduct. The Designated Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Designated Agent by the Borrower or a Lender, and the Designated Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Designated Agent.

The Designated Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Designated Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Designated Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Designated Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Designated Agent. The Designated Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Designated Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Designated Agent.

The Designated Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Designated Agent gives notice of its resignation, then the retiring Designated Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Designated Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. With effect from the date of the Designated Agent’s resignation (1) the retiring Designated Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security, if any, held by the Designated Agent on behalf of the Lenders under any of the Loan Documents, the retiring Designated Agent shall continue to hold such collateral security until such time as a successor Designated Agent is appointed) and (2) except for any indemnity payments owed to the retiring Designated Agent, all payments, communications and determinations provided to be made by, to or through the Designated Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Designated Agent as provided for above. Upon the acceptance of its appointment as Designated Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Designated Agent. The fees payable by the Borrower to a successor Designated Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Designated Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Designated Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Designated Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Designated Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder. Each Lender shall, independently and without reliance upon the Designated Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Each Lender hereby acknowledges that none of the Agents (other than the Designated Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby do any of the following: (i) increase or extend the Termination Date for the Revolving Credit Commitments of such Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of Default Interest or to waive any obligation of the Borrower to pay Default Interest or interests or fees at the Default Rate), (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder except as provided in Section 2.19, (iv) amend or modify the provisions of Section 2.13(a) or 2.15 in a manner that would by its terms alter the pro rata sharing of payments required thereby or (v) amend or modify the provisions of this Section 8.01 or the definition of the term “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; and provided, further that no amendment, waiver or consent shall, unless in writing and signed by the Designated Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Designated Agent under this Agreement or any Loan Document and no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 8.02. Notices, Etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or any other Loan Party, to it at the address of the Borrower at 1211 Avenue of the Americas, New York, New York 10036, Attention of Group General Counsel (Facsimile No. 212-852-7732; Telephone No. 212-852-7161);

(ii) if to the Designated Agent, to the address, facsimile number, electronic mail address or telephone number specified for the Designated Agent on Schedule II or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by the Designated Agent in a notice to the other parties;

(iii) if to any Issuing Bank, to it at the address provided in writing to the Designated Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Designated Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Designated Agent that it is incapable of receiving notices under such Article by electronic communication. The Designated Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Designated Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto or to any other Loan Documents may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Designated Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Designated Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Designated Agent Party in connection with the Communications or the Platform. In no event shall the Designated Agent or any of its Related Parties (collectively, the “Designated Agent Parties”) have any liability to the Borrower or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Designated Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Designated Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Designated Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses.

(a) The Borrower agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Designated Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Designated Agent with respect thereto and with respect to advising the Designated Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Designated Agent and the Lenders, if any (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Designated Agent and the Lenders in connection with the enforcement of rights under this Section 8.04(a), and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Designated Agent and the Lenders taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the Designated Agent or applicable Lenders (based upon the advice of counsel to the Designated Agent or such Lenders), as the case may be, one additional counsel for the affected parties taken as a whole.

(b) The Borrower agrees to indemnify and hold harmless the Designated Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Indemnified Parties taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the affected Indemnified Party (based upon the advice of counsel to such Indemnified Party), one additional counsel for the affected parties taken as a whole) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries, except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x)

the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees, (y) a material breach by such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees of its obligations under the Loan Documents or (z) a claim, litigation, investigation or proceeding by one Indemnified Party against another Indemnified Party and not resulting from an act or omission of the Borrower, any other Loan Party or any of their Affiliates (other than any such claim, litigation, investigation or proceeding brought against an Agent solely in its capacity as such or in fulfillment of its role as such). Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in this subsection (b) above, such Indemnified Party shall, if a claim in respect thereof is to be made against Borrower under this subsection (b), promptly give notice to Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give notice provided in this subsection (b) shall not (i) relieve Borrower of its Obligations under this subsection (b), unless and to the extent that such failure results in the forfeiture of rights or defenses and Borrower incurs an increased Obligation to such Indemnified Party under this subsection (b) on account of such failure, and (ii) in any event relieve Borrower from any liability with respect to such Indemnified Party which Borrower may have otherwise on account of this Agreement. The Borrower shall not be liable for any settlement of any action or claim effected without the Borrower’s consent (which consent shall not be unreasonably withheld), and the Borrower shall not settle or compromise any action or claim affecting any Indemnified Party without such Indemnified Party’s prior written consent (which shall not be unreasonably withheld) if the settlement or compromise involves any performance by, or adverse admission of, such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Designated Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) Upon any payment of any indemnified amount by Borrower to any Indemnified Party, Borrower shall be subrogated to all rights of such Indemnified Party to seek reimbursement from any other Person in connection with such indemnified amount.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(c), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Designated Agent), pay to the Designated Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.05. Right of Setoff. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Designated Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, and to make any such currency exchange as may be necessary to effect such application, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Designated Agent and when the Designated Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Designated Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by any Loan Party shall be null and void).

SECTION 8.07. Assignments and Participations.

(a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 8.07(b), (ii) by way of participation in accordance with the provisions of Section 8.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.07(f) (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Designated Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may, and shall as provided in Section 2.21, at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to the Revolving Credit Commitments and the Letter of Credit Commitments) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 8.07(b)(i)(A), the aggregate amount of the applicable Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Designated Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than the Borrowing Minimum, unless each of the Designated Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender or Issuing Bank from assigning all or a portion of its rights and obligations among the Revolving Credit Commitments and the Letter of Credit Commitments on a non-pro rata basis; provided that, at no time shall the Letter of Credit Commitment of any Issuing Bank exceed the Revolving Credit Commitment of such Issuing Bank.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 8.07(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 6.01(a) or (f) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Designated Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Designated Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender with respect to such Lender; and

(C) the consent of each Issuing Bank shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Designated Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Designated Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Designated Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Designated Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Designated Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Designated Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Designated Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Designated Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Designated Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Designated Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Designated Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.16 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, to the extent that such amendment, waiver or consent otherwise requires such Lender’s affirmative consent pursuant to the provisions of Section 8.01 and then only to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 8.04(d) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.11, 2.14 and 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is necessary for the Borrower and the Designated Agent to comply with their obligations under FATCA or other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Designated Agent (in its capacity as Designated Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Loan Parties to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, any other Governmental Authority or any of its Affiliates; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08. Confidentiality. Neither the Designated Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Designated Agent or the Lenders by any Loan Party (such information being referred to collectively herein as the “Borrower Information”), except that each of the Designated Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, partners, counsel, auditors, representatives, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms at least as restrictive as provided herein), (ii) to the extent requested by any regulatory authority or self-regulatory body, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including, if required, to establish the facts of Default), (vi) subject to an agreement containing provisions at least as restrictive as those of this Section 8.08, to any assignee or participant or prospective assignee or participant or to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Designated Agent or such Lender, or (B) is or becomes available to the Designated Agent or such Lender on a non-confidential basis from a source other than the Loan Parties; provided that such source is not known to the Designated Agent or Lender, as applicable, to be subject to any confidentiality obligation to any Loan Party, and (viii) with the consent of any Loan Party; provided that, prior to any disclosure pursuant to (ii) or (iii) above, the disclosing party agrees that it will notify the non-disclosing party as soon as practical in the event of any such request for a disclosure (other than at the request of a banking regulatory authority or self-regulatory body), unless such notification shall be prohibited by applicable law or legal process. The Designated Agent and the Lenders agree that monetary damages would not be a sufficient remedy for breach of this Section 8.08, and that in addition to all other remedies available at law or in equity, the Loan Parties shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.

SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc.

(a) Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each Loan Party hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Borrower at its address set forth in Section 8.02, and each Loan Party (other than the Borrower) hereby irrevocably appoints the Borrower its authorized agent to accept such service of process, and agrees that the failure of the Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Loan Party hereby further irrevocably consents, subject to applicable law, to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

SECTION 8.13. Judgment.

(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Alternative Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be based on the Dollar Equivalent of such Alternative Currency on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrower and each Loan Party in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Designated Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Designated Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Designated Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Designated Agent (as the case may be) in the applicable Primary Currency, the Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Designated Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Designated Agent (as the case may be) in the applicable Primary Currency, such Lender or the Designated Agent (as the case may be) agrees to remit to the Borrower or such Loan Party such excess.

SECTION 8.14. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

SECTION 8.15. Release of Subsidiary Guarantors. So long as no Event of Default has occurred and is continuing, a Subsidiary Guarantor shall be released from its Obligations under its Subsidiary Guaranty and such Subsidiary Guaranty shall be terminated automatically, without any further action on the part of the Lenders, immediately prior to the release of such Subsidiary Guarantor as a guarantor of all Specified Debt of which such Subsidiary Guarantor is, or is required to be, a guarantor, provided that, if at any time and for any reason such Subsidiary Guarantor is deemed to be or otherwise becomes reinstated as a guarantor under any Specified Debt, such Subsidiary shall automatically be reinstated as a Subsidiary Guarantor under its Subsidiary Guaranty without any further action on the part of such Subsidiary Guarantor or the Lenders.

SECTION 8.16. Indemnification by Lenders.

(a) Each Lender severally agrees to indemnify the Designated Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that maybe imposed on, incurred by, or asserted against the Designated Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Designated Agent under this Agreement (collectively, the “Indemnified Costs”), provided that (i) no Lender shall be liable for any portion of the Indemnified Costs resulting from the Designated Agent’s gross negligence or willful misconduct and (ii) provided that the Indemnified Costs were incurred by or asserted against the Designated Agent in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse the Designated Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees)

incurred by the Designated Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Designated Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.16 applies whether any such investigation, litigation or proceeding is brought by the Designated Agent, any Lender or a third party.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that (i) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct and (ii) provided that the indemnified amounts were incurred by or asserted against the Issuing Bank in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) The failure of any Lender to reimburse the Designated Agent or any Issuing Bank promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to the Designated Agent or such Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Designated Agent or such Issuing Bank for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Designated Agent or an Issuing Bank for such other Lender’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.16 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.17. No Fiduciary Duties. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Agents, the Issuing Banks, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Issuing Banks, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Agents, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.

SECTION 8.18. Waiver of Jury Trial. Each of the Borrower, the Designated Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Designated Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEWS CORPORATION, as Borrower

By:	/s/ Kevin Halpin
Name: Kevin Halpin Title: Senior Vice President and Deputy Chief Financial Officer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Designated Agent and as Co-Administrative Agent

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

Signature Page to Credit Agreement

CITIBANK, N.A., as Co-Administrative Agent

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender and as Initial Issuing Bank

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

Signature Page to Credit Agreement

CITIBANK, N.A., as Lender and as Initial Issuing Bank

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Signature Page to Credit Agreement

COMMONWEALTH BANK OF AUSTRALIA, as Lender

By:	/s/ Jared M. Kendler
Name: Jared M. Kendler
Title: Associate Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Eric Ridgway
Name: Eric Ridgway
Title: Vice President

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

Signature Page to Credit Agreement

Goldman Sachs Bank USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Signature Page to Credit Agreement

HSBC BANK USA, N.A., as a Lender

By:	/s/ Thomas Rogers
Name: Thomas Rogers
Title: Senior Vice President

Signature Page to Credit Agreement

LLOYDS BANK PLC, as a Lender

By:	/s/ Stephen Giacolone
Name: Stephen Giacolone
Title: Assistant Vice President–G011

By:	/s/ Dennis McClellan
Name: Dennis McClellan
Title: Assistant Vice President–M040

Signature Page to Credit Agreement

National Australia Bank Limited, as a Lender

By:	/s/ Archit Goradia
Name: Archit Goradia
Title: Director, Telco., Media & Internet

If a second signature is necessary:

By:

Name:
Title:

Signature Page to Credit Agreement

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Director

Signature Page to Credit Agreement

Schedule I

Commitments

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment[1]
JPMorgan Chase Bank, N.A.	$86,000,000	$50,000,000
Citibank, N.A.	$86,000,000	$50,000,000
Commonwealth Bank of Australia	$86,000,000
Bank of America, N.A.	$56,000,000
Deutsche Bank AG New York Branch	$56,000,000
Goldman Sachs Bank USA	$56,000,000
HSBC Bank USA, N.A.	$56,000,000
Lloyds Bank plc	$56,000,000
National Australia Bank Limited	$56,000,000
Westpac Banking Corporation	$56,000,000
TOTAL:	$650,000,000	$100,000,000

[1]	The Letter of Credit Commitment is part of and not in addition to the Revolving Credit Commitment.

Schedule II

Designated Agent’s Office

For notices regarding Borrowings in USD and CAD and all Letters of Credit:

Primary Operations Contact:

Dimple Patel

Phone #: 302-634-4154

Fax #: 302 634 3301

Email: dimple.x.patel@jpmorgan.com

Address:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Secondary Operations Contact:

Jon Krepol

Phone #: 302-634-1112

Fax #: 302-634-3301

Email: jonathan.l.krepol@jpmorgan.com

Address:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

With copies to:

Mijal Warat

Phone #: 212-270-1011

Fax #: 917-464-6017

Email: mijal.x.warat@jpmorgan.com

Address:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th floor

New York, NY 10179

For notices regarding Borrowings in EUR, GPB and AUD:

J.P. Morgan Europe Limited

Loans Agency 6th floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Attention: Loans Agency

Fax #: +44 20 7777 2360

Schedule 4.01(m)

Compliance with Laws

The U.K. Newspaper Matters and Related Investigations and Litigation (as described in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013).

Schedule 5.01(h)

Existing Transactions with Affiliates

Fox Sports Australia is a party to certain commercial arrangements with Foxtel which provide for the carriage of its channels on the Foxtel platform. These agreements include distribution, advertising, marketing and other arrangements.

Fox Sports Australia is a party to certain trademark agreements with Twenty-First Century Fox, Inc. which licenses the Fox mark to FSA for use in their territories.

Schedule 5.02(a)

Existing Liens

1.	Liens on certain inventory, equipment, goods and related assets of News America Incorporated and News Corporation in favor of Sysco Metro New York, LLC as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 20130142282 and any assignments, continuations or amendments thereof.

2.	Liens on certain equipment, software and related assets of HarperCollins Publishers, L.L.C. in favor of Hewlett Packard Financial Services as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 20071721280 and any assignments, continuations or amendments thereof.

3.	Liens on certain goods and related assets of HarperCollins Publishers L.L.C. in favor of Comsource, Inc. as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 20111057986 and any assignments, continuations or amendments thereof.

4.	Liens on certain goods and related assets of HarperCollins Publishers L.L.C. in favor of Comsource, Inc. as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 20120165300 and any assignments, continuations or amendments thereof.

5.	Liens on certain assets of Dow Jones & Company, Inc. in favor of Storagetek Financial Services Corporation as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 50250879 and any assignments, continuations or amendments thereof.

6.	Liens on certain equipment, software and related assets of Dow Jones & Company, Inc. in favor of Hewlett Packard Financial Services Company as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 20071274249 and any assignments, continuations or amendments thereof.

7.	Liens on certain assets and properties of Dow Jones & Company, Inc. in favor of Public Service Electric & Gas Company as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 20110118367 and any assignments, continuations or amendments thereof.

8.	Liens on certain equipment and related assets of NYP Holdings, Inc. in favor of NMHG Financial Services, Inc. as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 20092682331 and any assignments, continuations or amendments thereof.

9.	Liens on certain equipment and related assets of NYP Holdings, Inc. in favor of Wells Fargo Bank, N.A. as described in the UCC Financing Statement filed with the Delaware Department of State under the initial filing number 20102047656 and any assignments, continuations or amendments thereof.

Schedule 5.02(e)

Existing Debt

i)	Secured Loans at June 30, 2013

Business	Lender	Related to	Balance
Dow Jones	Public Service Electric and Gas Company, New Jersey	Purchase of solar-powered generation System	$14,373,608

ii)	Drawn Credit Lines (excluding cash pooling arrangements) at June 30, 2013

Business	Lender	Instrument	Balance
Harper Collins	Citibank, India	Credit Line	$1,225,000

iii)	Significant Standby Letters of Credit at June 30, 2013

Various letters of credit maturing between 12/31/2013 and 04/15/2014 amounting to a total of $8,721,314.

Note: Items i) and ii) were classed as Current and Long Term Liabilities at June 30, 2013

EXHIBIT A

FORM OF

NOTE

US$	Dated: , 201

FOR VALUE RECEIVED, the undersigned, NEWS CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                     (the “Lender”) for the account of its Applicable Lending Office on the Termination Date applicable to such Lender (each as defined in the Credit Agreement referred to below) the principal sum of US$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances outstanding on such Termination Date made by the Lender to the Borrower pursuant to the Credit Agreement dated as of October 23, 2013 among the Borrower, the Lender and certain other lenders party thereto, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Commonwealth Bank of Australia, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, Commonwealth Bank of Australia, as syndication agent, and JPMorgan Chase Bank, N.A., as Designated Agent for the lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in the currency specified in Section 2.13 of the Credit Agreement to JPMorgan Chase Bank, N.A., as Designated Agent, at the Designated Agent’s Account in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar Equivalent of the amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

NEWS CORPORATION

By:
Title:

A-1

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount and Currency of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-2

EXHIBIT B

FORM OF

NOTICE OF BORROWING

[Date]

JPMorgan Chase Bank, N.A., as Designated Agent

for the Lenders party

to the Credit Agreement

referred to below

[c/o JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Attention: Dimple Patel / Jon Krepol]1

[c/o J.P. Morgan Europe Limited

Loans Agency 6th floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom]2

Ladies and Gentlemen:

The undersigned, News Corporation, refers to the Credit Agreement, dated as of October 23, 2013 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Commonwealth Bank of Australia, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, Commonwealth Bank of Australia, as syndication agent, and JPMorgan Chase Bank, N.A., as Designated Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , 201 .

(ii)	The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances][3] [Eurodollar Rate Advances].

[1]	For Borrowings in USD and CAD.
[2]	For Borrowings in EUR, GPB and AUD.
[3]	Base Rate only available for USD/CAD Borrowings.

B-1

(iii)	The aggregate amount of the Proposed Borrowing is [US$][C$][A$][€][£] .

[(iv)	The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is month[s].][4]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representations and warranties set forth in the last sentence of subsection (e) thereof and in subsection (g) thereof) are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date); and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

NEWS CORPORATION

By:
Title:

[4]	Include for Eurodollar Rate Borrowings.

B-2

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Designated Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without

[5]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[6]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[7]	Select as appropriate.
[8]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is][is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	News Corporation

4.	Designated Agent:	JPMorgan Chase Bank, N.A., as the Designated Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 23, 2013 among News Corporation, as borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Designated Agent, and the other agents party thereto

6.	Assigned Interest[s]:

Assignor(s)[9]	Assignee(s)[10]	Facility Assigned	Aggregate Amount of Commitment/ Advances for all Lenders[11]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[12]	CUSIP Number

			[US$][C$][AUD$][€][£]	[US$][C$][AUD$][€][£]	%

			[US$][C$][AUD$][€][£]	[US$][C$][AUD$][€][£]	%

			[US$][C$][AUD$][€][£]	[US$][C$][AUD$][€][£]	%

[7.	Trade Date: ][13]

[9]	List each Assignor, as appropriate.
[10]	List each Assignee, as appropriate.
[11]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[13]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20            [TO BE INSERTED BY DESIGNATED AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][14]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][15]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[14]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[15]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and][16] Accepted:

JPMORGAN CHASE BANK, N.A., as Designated Agent

By:
Title:

[Consented to:][17]

NEWS CORPORATION

By:
Title:

JPMORGAN CHASE BANK, N.A., as Issuing Bank

By:
Title:

CITIBANK, N.A., as Issuing Bank

By:
Title:

[16]	To be added only if the consent of the Designated Agent is required by the terms of the Credit Agreement.
[17]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(i) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Designated Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Designated Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Designated Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Designated Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Designated Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of October 23, 2013 among NEWS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined therein), the initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages thereof, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Designated Agent (the “Designated Agent”) and the other agents party thereto. Foreign Lender shall mean a Lender that is a not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Designated Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Designated Agent in writing and (2) the undersigned shall furnish the Borrower and the Designated Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Designated Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[     ]

D-1-2

EXHIBIT D-2

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of October 23, 2013 among NEWS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined therein), the initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages thereof,JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Designated Agent (the “Designated Agent”) and the other agents party thereto. Foreign Lender shall mean a Lender that is a not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)) allocable to such applicable partners/members, (iii) neither the undersigned nor any of its applicable partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B)of the Internal Revenue Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Designated Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its applicable partners/members. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Designated Agent and (2) the undersigned shall have at all times furnished the Borrower and the Designated Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[     ]

D-2-2

EXHIBIT D-3

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of October 23, 2013 among NEWS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined therein), the initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages thereof, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Designated Agent (the “Designated Agent”) and the other agents party thereto. Foreign Lender shall mean a Lender that is a not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Sections 2.14(e) and 8.07(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B)of the Internal Revenue Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]
By:
Name:
Title:

[Address]

Dated:             , 20[     ]

D-3-2

EXHIBIT D-4

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of October 23, 2013 among NEWS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined therein), the initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages thereof, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Designated Agent (the “Designated Agent”) and the other agents party thereto. Foreign Lender shall mean a Lender that is a not a United State person within the meaning of Section 7701(a)(30) of the Internal Revenue Code. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Sections 2.14(e) and 8.07(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) are the sole beneficial owners of the participation allocable to such applicable partners/members, (iii) neither the undersigned nor any of its applicable partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B)of the Internal Revenue Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its applicable partners/members. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the under-signed, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:
Name:
Title:
[Address]

Dated:             , 20[    ]

D-4-2